CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 11, 2001 relating to the consolidated financial statements and financial statement schedule of Azco Mining Inc., which appears in Azco Mining Inc.'s Annual Report on Form 10-K for the year ended June 30, 2001.

/s/ PricewaterhouseCoopers, LLP
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PricewaterhouseCoopers, LLP

Phoenix, Arizona
August 8, 2002